Exhibit 23.1





                             CONSENT OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement, on Form S-8 of our report dated March 14, 2006, with respect to the consolidated balance sheets of Frontier Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, shareowners' equity and cash flows for the three years then ended December 31, 2005 and in our same report, with respect to Frontier Financial Corporation, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in the annual report on Form 10-K of Frontier Financial Corporation, for the year ended December 31, 2005.


/s/ MOSS ADAMS LLP

Everett, Washington
March 14, 2006







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